CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

Toron, Inc. (A Development Stage Company)

We hereby consent to the inclusion in this S-1 Registration Statement of Toron, Inc. (A Development Stage Company) of our report dated March 12, 2010, relating to the financial statements of Toron, Inc. (A Development Stage Company) as of January 31, 2010 and 2009 and for the two years ended January 31, 2010 and 2009 and for the period from the date of inception (January 3, 2008) to January 31, 2010, and to the use of our name as it appears under the caption "Experts".

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

June 29, 2010